Exhibit 99.1

Westwater Resources Announces First Off-Take Agreement

for Sale of Graphite from its Kellyton Plant

•	Westwater contracts to supply natural purified graphite anode material to SK On, a leading manufacturer of EV batteries, at its plants in the U.S.

•	Off-Take Agreement a critical element to obtaining financing for construction of Kellyton Phase I

Centennial, CO – February 5, 2024: Westwater Resources, Inc. (NYSE: American: WWR), an energy technology and battery-grade natural graphite company (“Westwater Resources” or “Westwater”), today announced the execution of its first off-take agreement with SK On Co., Ltd. (“SK On” and such agreement, the “Off-Take Agreement”), a leading electric vehicle (“EV”) battery manufacturer, supplying electric vehicle batteries to Ford, Hyundai, Volkswagen and others.

Pursuant to the terms of the Off-Take Agreement, Westwater will supply CSPG-10 natural graphite anode products (the “Product”) from its Kellyton Graphite Plant located near Kellyton, Alabama to SK On battery plants located within the U.S. Under the terms of the Procurement Agreement, SK On will be obligated to purchase, on an annual basis, a quantity of Product equal to a percentage of the forecasted volume required by SK On (the “Minimum Purchase Amount”), provided that the Minimum Purchase Amount may be increased from time to time by the mutual agreement of the parties. The forecasted volume required by SK On in the final year of the Off-Take Agreement is 10,000 mt of Product.

“The contract with SK On is another important step in advancing Westwater’s graphite business. We are excited to partner with a leading global manufacturer of EV batteries and assist SK On to further establish its U.S.-based supply chain. This agreement is also a critically important step to securing the additional financing needed to complete construction of Phase I of our Kellyton Graphite Plant,” said Terence Cryan, Westwater’s Executive Chairman.

Frank Bakker, Westwater’s President & CEO, added, “This is the first off-take agreement for Westwater, and the Company is actively negotiating additional off-take agreements with other customers. We believe the contract with SK On is also the first agreement for the supply of CSPG between a South Korean EV battery manufacturer and a U.S. natural purified graphite producer. Our technical and commercial teams have worked very hard to complete the necessary steps to achieve this important milestone. We believe that Westwater is well positioned as one of the first U.S.-based suppliers of natural purified graphite for companies seeking an IRA-compliant source by 2025.”

About Westwater Resources, Inc.

Westwater Resources is an energy technology company that is focused on developing battery-grade natural graphite. Westwater Resources’ primary project is the Kellyton Graphite Processing Plant that is under construction in east-central Alabama. In addition, Westwater Resource’s Coosa Graphite Deposit is the most advanced natural flake graphite deposit in the contiguous United States — and is located across 41,965 acres (~17,000 hectares) in Coosa County, Alabama. For more information, visit westwaterresources.net.

About SK On

SK On is a global leading electric vehicle battery developer, manufacturer, and solutions provider whose mission is to make our world a cleaner and more convenient place as an electrification linchpin. SK On was launched as an independent company in October 2021 after SK Innovation, South Korea’s largest energy company, decided to split off its battery business unit. SK On aims to become a world leader in the clean energy industry by leveraging its global production base and R&D capabilities, as well as its production and quality management know-how. SK On is a 50/50 joint venture partner together with Ford Motor Company in BlueOval SK.

Headquartered in Seoul, South Korea, SK On has a worldwide presence with battery plants currently operating or in construction across the United States, Europe, and Asia.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “will,” “can be,” “expected,” and other similar words. Forward-looking statements in this release include, among other things, statements concerning Westwater’s future sales of CSPG products to SK On, including the amounts, timing, and types of products included within those sales, and Westwater’s expectations with respect to the Off-Take Agreement. Westwater cautions that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Westwater; accordingly, there can be no assurance that such suggested results will be realized. Additional risks facing Westwater‘s future prospects are discussed in the Westwater Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent securities filings.

Contacts

Westwater Resources, Inc.

Email: Info@WestwaterResources.net

Investor Relations
Email: Investorrelations@westwaterresources.net

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